Exhibit 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS

EARNINGS INCREASE BY $8.6 MILLION FOR THE QUARTER
AND $13.0 MILLION FOR THE YEAR

BALDWYN, MS, August 26, 2009 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its second quarter and first half of fiscal 2009.

Financial highlights for the second quarter include:

•	Net sales for the quarter were $59.6 million compared with $63.8 million in the second quarter last year, and comparable sales decreased 4.2%, compared with a 10.8% increase in the previous year.

•	Operating income for the quarter increased by $1.6 million as a result of a $0.7 million loss in this quarter compared to a $2.3 million loss in the previous year’s second quarter.

•	Net loss was $2.3 million, or $0.12 per share, in the second quarter of fiscal 2009, compared to a net loss of $10.9 million, or $0.57 per share in the second quarter of fiscal 2008.

•	EBITDA for the quarter was $0.9 million, an increase of $1.5 million over the same period last fiscal year.

•	Inventories have been reduced by $4.2 million since fiscal year end and $17.4 million compared to the same period last year.

•
At quarter end, the Company had outstanding borrowings under its Revolver of $30.5 million and outstanding letters of credit of $6.5 million.  The Note balance was $21.6 million and the warrant discount on the Notes was $9.3 million.  Additional amounts available to borrow at that time were $30.9 million.

First half financial highlights include:

•	Net sales for the first half were $123.7 million compared with $127.6 million in the first half of last year, and comparable sales decreased 0.9%, compared with a 3.3% increase in the previous year.

•	Operating income for the first half increased by $4.4 million as a result of the $0.1 million loss in this first half compared to a $4.5 million loss in the previous year’s first half.

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•	Net loss was $3.2 million, or $0.16 per share, in the first half of fiscal 2009, compared to a net loss of $16.2 million, or $0.85 per share in the first half of fiscal 2008.

•	EBITDA for the first half was $3.1 million, an increase of $4.3 million over the same period last fiscal year.

Jane Aggers, President and Chief Executive Officer commented, “Despite a very challenging retail environment and lower revenue, our year over year results of operations have improved dramatically.  This is the result of lowering our SG&A costs and improved management of the balance sheet.  Since exiting from bankruptcy on August 1, 2008, we have paid down approximately $27.5 million of debt and pre-petition liabilities.  As we further refine our internal planning and operational processes we are optimistic we can combine our cost reduction initiatives with a meaningful top line improvement.”

Operating Results

Gross margin for the second quarter of 45.8% was a 240 basis point improvement over the 43.4% of the prior year. This increase reflects a 200 basis point reduction in merchandise cost and a 60 basis point reduction in freight costs offset by reduced supply chain leverage as inventory levels have diminished from prior periods.  For the first half, gross margin improved by 140 basis points to 45.5%.  This improvement was driven by the same fundamentals that drove second quarter improvements.

Selling, general and administrative expenses for the second quarter decreased to $26.9 million (45.2% of sales) from $28.9 million (45.3% of sales) in the prior year.  For the first half, selling, general and administrative expenses have been reduced by $4.5 million to $54.1 million (43.8% of sales) from $58.6 million (45.9% of sales) in the first half of the last year.  Both the second quarter and first half reductions were driven by increased labor efficiency, reduced store operating expenses, and savings of professional fees.

Store Openings, Closings and Remodels

During the first half of fiscal 2009, the Company opened 2 stores, remodeled 4 locations, and ended the quarter with 264 stores.

Second Quarter Conference Call

Hancock will hold its second quarter earnings conference call tomorrow, Thursday, August 27, at 10:00 CST.  To participate in the conference call, please call 866-804-6927 or 857-350-1673 (Int’l) and provide the operator with pass code #53278963.  If you are unable to attend the live call, a replay will be available by dialing 888-286-8010 or 617-801-6888 (Int’l) and entering pin #16598386. The replay will be available by phone or on the Company’s website at approximately 1:00 p.m. CDT on Thursday, August 27, 2009 and will remain available through Thursday, September 10, 2009.

A simultaneous webcast of the conference call may be accessed at www.hancockfabrics.com. Go to “About Us,” click on “Investors” then on “Event Calendar.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.

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Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 264 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, depreciation and amortization, and reorganization expenses.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net earnings and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
(in thousands, except per share amounts)	2009	2008	2009	2008

Sales	$ 59,581	$ 63,799	$ 123,650	$ 127,615
Cost of goods sold	32,265	36,092	67,422	71,339

Gross profit	27,316	27,707	56,228	56,276

Selling, general and administrative expense	26,919	28,879	54,100	58,629
Depreciation and amortization	1,127	1,117	2,216	2,130

Operating loss	(730)	(2,289)	(88)	(4,483)

Reorganization expense, net	171	4,254	410	6,930
Interest expense, net	1,376	3,577	2,710	4,566

Loss from continuing operations before income taxes	(2,277)	(10,120)	(3,208)	(15,979)
Income taxes	-	-	-	-

Loss from continuing operations	(2,277)	(10,120)	(3,208)	(15,979)
Earnings (Loss) from discontinued operations (net of tax expense of $0 and $0)
	-	(762)	49	(220)

Net loss	$ (2,277)	$ (10,882)	$ (3,159)	$ (16,199)

Basic and diluted loss per share:
Loss from continuing operations	$ (0.12)	$ (0.53)	$ (0.16)	$ (0.84)
Earnings (Loss) from discontinued operations	-	(0.04)	-	(0.01)
Net loss	$ (0.12)	$ (0.57)	$ (0.16)	$ (0.85)

Weighted average shares outstanding:
Basic and diluted	19,272	19,069	19,245	19,027

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS
	(unaudited)

	August 1,	August 2,	January 31,
(in thousands, except for share amounts)	2009	2008	2009 (1)

Cash and cash equivalents	$ 2,724	$ 5,451	$ 2,338
Receivables, less allowance for doubtful accounts	3,479	3,910	3,380
Inventories	99,952	117,333	104,156
Income taxes refundable	-	8,118	-
Prepaid expenses	2,263	2,182	1,735
Total current assets	108,418	136,994	111,609

	43,042	45,860	45,039
	3,210	3,406	3,210
	5,293	6,685	4,816
Total assets	$ 159,963	$ 192,945	$ 164,674

Accounts payable	$ 20,308	$ 20,347	$ 21,437
Accrued liabilities	14,567	17,836	14,813
Other pre-petition obligations	1,748	35,143	2,796
Total current liabilities	36,623	73,326	39,046

	42,670	34,401	42,977
	3,233	3,328	3,287
	2,251	8,927	2,211
	22,720	5,432	21,706
	7,848	8,547	8,098
Total liabilities	115,345	133,961	117,325

Common stock, $.01 par value; 80,000,000 shares authorized;
33,139,070, 32,751,983 and 33,084,570 issued and 19,758,075,
19,385,343 and 19,716,303 outstanding, respectively	331	328	331
Additional paid-in capital	88,558	87,487	88,017
Retained earnings	121,748	121,136	124,907
Treasury stock, at cost, 13,380,995, 13,366,640
and 13,368,267 shares held, respectively	(153,697)	(153,683)	(153,684)
Accumulated other comprehensive income (loss)	(12,322)	3,716	(12,222)
Total shareholders' equity	44,618	58,984	47,349
Total liabilities and shareholders' equity	$ 159,963	$ 192,945	$ 164,674

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year January 31, 2009.

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Reconciliation of Non-GAAP Financial Information

Hancock Fabrics, Inc.
Reconciliation of EBITDA
(unaudited)

(unaudited)	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
(in thousands)	2009	2008	2009	2008

Net cash provided by (used in) operating activities
before reorganization activities	$ 3,117	$ 3,299	$ 5,052	$ (4,402)
Depreciation and amortization, including cost of goods sold	(1,604)	(1,660)	(3,187)	(3,244)
Amortization of deferred loan costs	(62)	(247)	(124)	(403)
Amortization of bond discount	(582)	(13)	(1,165)	(13)
Interest paid-in-kind by issuance of notes payable	(348)	-	(694)	-
Interest accrued on Pre-Petition Obligations	-	(2,219)	-	(2,219)
Stock compensation expense	(285)	(33)	(541)	(480)
Reserve for store closings credits, including interest expense	(389)	354	(302)	899
Other	18	31	81	230
Reorganization expense, net	(171)	(4,254)	(410)	(6,930)
Changes in assets and liabilities	(1,971)	(6,140)	(1,869)	363

Net loss	(2,277)	(10,882)	(3,159)	(16,199)
(Earnings) loss from discontinued operations	-	762	(49)	220
Income taxes	-	-	-	-
Interest expense, net	1,376	3,577	2,710	4,566
Reorganization expense, net	171	4,254	410	6,930
Depreciation and amortization, including cost of goods sold	1,604	1,660	3,187	3,244

EBITDA	$ 874	$ (629)	$ 3,099	$ (1,239)

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